FUEL CORPORATION OF AMERICA ANNOUNCES LETTER OF INTENT TO
ACQUIRE FLEXCAN, INC.

Woods Cross, Utah, June 7, 2005-- Fuel Corporation of America ("FCA" or the "Company") (OTCBB: FCPC) announced the execution of a Letter of Intent to acquire flexSCAN, Inc., a Delaware Corporation, ("FlexSCAN"). Terms of the Letter of Intent call for FCA to issue 30,516,992 shares of its common stock in exchange for all of the issued and outstanding securities of flexSCAN, Inc.

flexSCAN is the first company to bring together pre-symptomatic disease screening, a corporate wellness benefits program, and online diet, fitness and medical records into a highly integrated and synergistic business model. Since its formation in March 2001, flexSCAN has developed its foundation technology and scalable infrastructure, defined its products and services, assembled its executive team, developed its marketing strategy, and established its brand identity. Unlike its competitors, flexSCAN is able to provide leading-edge imaging diagnostic technology without assuming the burden of costly facilities, thereby providing greater access, increased affordability to a broad range of patients.

Closing of the transaction is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

***
This Press Release may contain forward-looking statements, including the Company's beliefs about the Company's business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in anticipated earnings, continuation of current contracts, changes in gaming and other applicable regulations, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Registration Statement on Form 10-SB of the Securities and Exchange Commission, and Form 10-QSB Quarterly Reports. In addition, the factors underlying Company forecasts are dynamic and subject to change, and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them, and if it should do so, it will disseminate the updates to the investing public.

Fuel Corporation of America
Contact:  Jeff Jenson, President
Telephone:  (801) 560-1400